Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2022, except for Note 11, as to which the date is June 30, 2022, with respect to the consolidated financial statements of BCP Raptor Holdco, LP, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectuses.

/s/ KPMG LLP

Houston, Texas

July 12, 2022